EXHIBIT 99.1

Donegal Mutual Insurance Company and Southern Mutual Insurance Company Complete Affiliation

MARIETTA, Pa. and ATHENS, Ga., Oct. 30, 2009 (GLOBE NEWSWIRE) -- Donald H. Nikolaus, President of Donegal Mutual Insurance Company, and Allen R. Green, President of Southern Mutual Insurance Company, today jointly announced that the affiliation of the two companies had become effective.

The affiliation includes the following elements:

 * Donegal Mutual purchased a surplus note of Southern Mutual in the principal amount of $2,500,000 and Southern Mutual's surplus now exceeds $11 million;

 * Southern Mutual has entered into a quota share reinsurance agreement pursuant to which Donegal Mutual has assumed 100% of Southern
   Mutual's currently in force business and will assume 100% of
   Southern Mutual's future business, and Donegal Mutual is including and will include all business it assumes from Southern Mutual in its pooling agreement with Atlantic States Insurance Company, a subsidiary of Donegal Group Inc. (Nasdaq:DGICA) and (Nasdaq:DGICB);

 * Donegal Mutual has licensed Southern Mutual to use Donegal Mutual's
   WritePro(R) and WriteBiz(R) technology, which permits agents to underwrite applications and issue policies automatically through the internet and enhances ease of use;

 * Southern Mutual will retain its mutual status, its Georgia domicile and its current headquarters in Athens, Georgia with the same management, employees and agents;

 * Donegal Mutual will assist Southern Mutual in offering additional insurance products and coverages; and

 * Seven Donegal Mutual designees now serve on Southern Mutual's 12-
   person Board of Directors.

The affiliation received the approval of the Commissioner of Insurance of the State of Georgia on October 28, 2009 following a public hearing held on October 9, 2009.

Donegal Mutual is a member of the Donegal Insurance Group, which had $1.0 billion in assets and $489 million in surplus at June 30, 2009. The Donegal Insurance Group had net written premium of $452.2 million in 2008. The Donegal Insurance Group has a group A.M. Best rating of A (Excellent).

Southern Mutual is a mutual property and casualty insurance company that was formed in 1847. Its marketing territory is Georgia and South Carolina. Southern Mutual had net written premiums of approximately $12 million in 2008.

Donald H. Nikolaus said, "The Donegal Insurance Group is pleased to be affiliated with Southern Mutual and expects both companies to increase their business in Georgia and South Carolina. We look forward to a long and successful relationship with Southern Mutual's management, employees and agents."

Allen R. Green remarked, "Our policyholders, our employees and our agents will benefit from the commencement of our affiliation with Donegal Mutual. The affiliation allows us to maintain our mutual status and Georgia domicile and at the same time provides us with greater financial strength and current technology that will enhance our products and service to our policyholders and agents."

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President & Chief
           Financial Officer
          (717) 426-1931
          Fax (717) 426-7009
          jeffmiller@donegalgroup.com

          Southern Mutual Insurance
          Allen R. Green, President
          (800) 226-1919
          Fax: (706) 549-7855
          alleng@southernmutual.com